Exhibit 99
P. O. BOX 10 · MARTINS FERRY, OHIO 43935 • Phone: 740/633-BANK Fax:740/633-1448

We are United to Better Serve You

PRESS RELEASE

United Bancorp, Inc.

201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contact:	James W. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
Phone:	(740) 633-0445 Ext. 6120	(740) 633-0445 Ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com
FOR IMMEDIATE RELEASE: 3:00 PM October 27, 2009
Subject: United Bancorp, Inc. Reports Earnings of $0.48 per Share for the Nine Months Ended September 30, 2009
MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP), headquartered in Martins Ferry, Ohio reported earnings of $2,230,000 for the nine months ended September 30, 2009, compared to $2,825,000 for the nine months ended September 30, 2008, a decrease of 21.1%. On a per share basis, the Company’s nine months diluted earnings were $0.48 for 2009, as compared to $0.62 for 2008, a decrease of 22.6%.
Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “The Company’s nine months earnings in 2009 generated an annualized 0.66% return on average assets (“ROA”) and an 8.74% return on average equity (“ROE”), compared to 0.87% ROA and 11.30% ROE for the first nine months in 2008. Comparing the nine month period ending September 30, 2009 to 2008, the Company’s net interest margin was 3.83% compared to 4.08%. However, the Company generated an increase of approximately $25,000 in net interest income due to the increase in average earning assets period over period. Comparing the same periods, Service Charge Income on deposits increased $161,000. On the expense side, the Company’s nine months 2009 earnings were accomplished despite a period over period increase of $649,000 in FDIC Premiums; a $418,000 increase in noninterest expense mostly relating to our expansion into three new banking offices acquired on September 19, 2008 from the FDIC as Receiver; a $109,000 increase in our Provision for Loan Losses and a $76,000 write down in the Company’s servicing asset for its secondary fixed rate mortgage program due to the current low interest rate environment and the related accelerating payoff of loan balances. While the level of net loans charged off to average loans has increased from 0.16% for the nine months ended September 30, 2008 to 0.35% for the nine months ended September 30, 2009, the Company’s net charge-off percentage is well below the June 30, 2009 peer group average of 0.70%. Although the Company’s earnings have decreased, we are confident the 2009 results of operations for the nine months will compare very favorably with our peers in the banking industry.”
James W. Everson, Chairman, President and Chief Executive Officer stated, “During these extremely unusual economic times with uncertainties within the financial sector causing unprecedented government pronouncements, which affirms our wisdom of not participating in TARP, we are pleased to report a continued projection of $0.65 per share earnings for 2009. Although this will not equal last year’s record earnings performance, we shall have a good year.” Everson concluded, “Many of our peers within the financial services industry are finding it necessary to cut or eliminate dividends to preserve capital due to their negative earnings to dividend coverage and high non-performing loans to capital ratio. Our projected annualized cash dividend payment of $0.56 per share, which creates a current yield of 6.5% on the recent trading price of our stock, will be 3.7% over our payment last year. This reflects positively on the earnings performance of our subsidiary bank, The Citizens Savings Bank, its management group and team members.”
United Bancorp, Inc. is headquartered in Martins Ferry, Ohio with total assets of approximately $446.7 million and total shareholder’s equity of approximately $35.0 million as of September 30, 2009. Through its single bank charter with its twenty banking offices and an operations center, The Citizens Savings Bank through its Community Bank Division serves the Ohio Counties of Athens, Fairfield and Hocking and through its Citizens Bank Division serves Belmont, Carroll, Harrison, Jefferson and Tuscarawas. United Bancorp, Inc. is a part of the Russell Microcap Index and trades on The NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.
Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

	For the Three Months Ended September 30,		%
	2009	2008	Change
Earnings
Total interest income	$5,815,978	$6,318,441	-7.95%
Total interest expense	2,010,158	2,347,512	-14.37%

Net interest income	3,805,820	3,970,929	-4.16%
Provision for loan losses	338,191	324,016	4.37%
Net interest income after provision for loan losses	3,467,629	3,646,913	-4.92%
Service charges on deposit accounts	592,647	515,835	14.89%
Net realized losses of sales on securities	—	(14,177)	N/A
Net realized gains on sale of loans	56,148	23,418	139.76%
Net realized gains on sale of other real estate and repossessions	8,222	8,329	-1.28%
Other noninterest income	196,265	203,697	-3.65%
Total noninterest income	853,282	737,102	15.76%
FDIC Insurance Premiums	237,552	14,583	1528.97%
Total noninterest expense	—	—
(Excluding FDIC Insurance Premiums)	3,181,852	3,234,272	-1.62%
Income tax expense	143,940	239,000	-39.77%

Net income	$757,567	$896,160	-15.47%
Per share
Earnings per common share — Basic	$0.16	$0.20	-20.00%
Earnings per common share — Diluted	0.16	0.20	-20.00%
Cash Dividends paid	0.14	0.14	0.00%
Shares Outstanding
Average — Basic	4,626,354	4,593,728	—
Average — Diluted	4,626,354	4,593,925	—

	For the Nine Months Ended September 30,		%
	2009	2008	Change
Earnings
Total interest income	$17,589,791	$19,460,484	-9.61%
Total interest expense	6,111,145	8,007,201	-23.68%

Net interest income	11,478,646	11,453,283	0.22%
Provision for loan losses	996,034	887,358	12.25%
Net interest income after provision for loan losses	10,482,612	10,565,925	-0.79%
Service charges on deposit accounts	1,678,807	1,517,733	10.61%
Net realized gains (losses) of sales on securities	25,469	(14,177)	-279.65%
Net realized gains on sale of loans	105,825	82,284	28.61%
Net realized gains on sale of other real estate and repossessions	87,118	12,000	625.98%
Other noninterest income	558,272	654,427	-14.69%
Total noninterest income	2,455,491	2,252,267	9.02%
FDIC Insurance Premiums	682,515	33,846	1916.53%
Total noninterest expense (Excluding FDIC Insurance Premiums)	9,613,652	9,195,625	4.55%
Income tax expense	411,440	764,107	-46.15%

Net income	2,230,496	$2,824,614	-21.03%
Per share
Earnings per common share — Basic	$0.48	$0.62	-22.58%
Earnings per common share — Diluted	0.48	0.62	-22.58%
Cash Dividends paid	0.42	0.40	5.00%
Book value (end of period)	7.35	7.01	4.85%
Shares Outstanding
Average — Basic	4,612,680	4,581,958	—
Average — Diluted	4,613,070	4,582,155	—
At quarter end
Total assets	$446,660,879	$453,179,268	-1.44%
Total assets (average)	450,761,000	434,524,000	3.74%
Other real estate and repossessions	1,035,696	620,270	66.98%
Gross loans	247,039,663	239,750,617	3.04%
Allowance for loan losses	2,925,953	2,964,852	-1.31%
Net loans	244,113,710	236,785,765	3.09%
Net loans charged off	840,440	369,760	127.29%
Non-performing loans	5,939,000	4,302,000	38.05%
Average loans	239,771,000	235,204,000	1.94%
Securities and other restricted stock	123,764,262	149,294,407	-17.10%
Shareholders’ equity	35,045,140	32,275,339	8.58%
Shareholders’ equity (average)	34,011,000	33,323,000	2.06%
Stock data
Market value — last close (end of period)	$8.07	$10.00	-19.30%
Dividend payout ratio	87.50%	64.52%	35.63%
Price earnings ratio	12.42 x	12.20 x	1.81%
Key performance ratios
Return on average assets (ROA)	0.66%	0.87%	-0.21%
Return on average equity (ROE)	8.74%	11.30%	-2.56%
Net interest margin (federal tax equivalent)	3.83%	4.08%	-0.25%
Interest expense to average assets	1.81%	2.46%	-0.65%
Total allowance for loan losses to nonperforming loans	49.27%	68.92%	-19.65%
Total allowance for loan losses to total loans	1.18%	1.24%	-0.05%
Nonperforming loans to total loans	2.40%	1.79%	1.09%
Nonperforming assets to total assets	1.56%	1.09%	0.55%
Net charge-offs to average loans	0.35%	0.16%	-0.18%
Equity to assets at period end	7.85%	7.12%	0.72%